Exhibit 10.4

JOINT AND SEVERAL GUARANTEE AGREEMENT

The present Joint and Several Guarantee Agreement (hereinafter referred to as the “Agreement”) has been concluded by and between

ZOLTEK COMPANIES, INC (registered seat: 3101 McKelvey Road, St. Louis, Missouri, USA 63044) as joint and several guarantor under this Agreement (hereinafter referred to as the “Joint and Several Guarantor”)

and

RAIFFEISEN BANK ZÁRTKÖRŰEN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG (registered seat: 1054 Budapest, Akadémia utca 6. company registration number: Cg. 01-10-041042) (hereinafter referred to as the “Bank”)

the Joint and Several Guarantor and the Bank shall be referred to collectively as the “Parties”

RECITALS

(A)
The Bank as financing bank and Zoltek Vegyipari Zártkörűen Működő Részvénytársaság (registered seat: H-2537 Nyergesújfalu, Varga József tér 1.; company registration number: 11-10-001447) as borrower (hereinafter referred to as the “Borrower”) entered into an uncommitted credit line agreement as of 15 May 2001 under contract No. EB-1/2001 (last amendment as of 10 September 2009) (the “Original Uncommitted Credit Line Agreement”). The Joint and Several Guarantor and the Bank entered into a joint and several guarantee agreement as a security to the Original Uncommitted Credit Line Agreement on 10 September 2009 (hereinafter referred to as the “Joint and Several Guarantee Agreement”).

(B)
Simultaneously with the signing of this Agreement the Borrower and the Bank amended the Original Uncommitted Credit Line Agreement in a restated form, in accordance with which the maximum credit line is increased to HUF 10,350,000,000 ("Uncommitted Credit Line Agreement"). Accordingly, the Joint and Several Guarantor and the Bank hereby enter into this Agreement as the amended and restated Joint and Several Guarantee Agreement under the following terms and conditions.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

1.
Joint and Several Guarantor has knowledge of the fact that the Borrowerand the Bank has concluded the Uncommitted Credit Line Agreement. This Joint and Several Guarantee Agreement shall be an integral part of the Uncommitted Credit Line Agreement.

2.	The Joint and Several Guarantor declares that he is familiar with the content and provisions of the Uncommitted Credit Line Agreement.

By signing this Agreement, the Joint and Several Guarantor declares that considering the nature of its economic and financial relationship with the Borrower its assumption of this joint and several guarantee is not to be regarded as a commitment undertaken free of charge (and similarly, its performance under the joint and several guarantee is not to be regarded as a service provided free of charge).

3.
By signing this Agreement, the Joint and Several Guarantor hereby assumes an unconditional and irrevocable joint and several guarantee (in Hungarian: ‘készfizető kezesség’) relating to the prompt implementation of all payments by the Borrower pertaining to the liabilities and debts emanating from the Uncommitted Credit Line Agreement or any financial transactions concluded under the Uncommitted Credit Line Agreement (hereinafter jointly the "Financial Transactions") not limited to those listed in clause 4 below, but only up to the maximum amount of HUF 10,350,000,000 that is ten billion three hundred and fifty million Hungarian Forints and its charges. The maximum amount of the joint and several guarantee specified in this Agreement shall be decreased to the amount of HUF 5,350,000,000 that is five billion three hundred and fifty million Hungarian Forints following that all the financial indebtedness (including all the principal amount of the loans, interest, default interest, other charges and costs) arising from the Credit Facility Agreement (as defined in point (i) of clause 4 below) has been fully paid and no further utilization is available under the Credit Facility Agreement. In case any further claim arises from or in connection with the Credit Facility Agreement later on the Joint and Several Guarantor shall be liable for such claims under this Agreement up to the maximum amount of HUF 400,000,000 beyond the decreased amount of HUF 5,350,000,000.

4.	The Parties stipulate that the following Financial Transactions are in effect at the time of the signing of this Agreement under the Uncommitted Credit Line Agreement:

i)
credit facility agreement in the maximum amount of EUR 13,600,000 concluded by the Borrower and the Bank under the contract no. TCF-DK-18/2012 on or about the date of the Uncommitted Credit Line Agreement (hereinafter the “Credit Facility Agreement”);

ii)
multicurrency overdraft facility agreement in the maximum amount of HUF 1,120,000,000 available in HUF, USD and EUR concluded by the Borrower and the Bank under the contract no. EMC/1/2009 dated on 05.01.2009, which was amended several times previously and on or about the date of the Uncommitted Credit Line Agreement;

iii)
bank guarantee frame agreement in the maximum amount of HUF 3,480,000,000 concluded by the Borrower and the Bank under the contract no. EG-11/2007 dated on 11.09.2007 as amended on or about the date of the Uncommitted Credit Line Agreement.

5.
The Joint and Several Guarantor shall further undertake to pay upon receipt of the first written demand of the Bank the amount specified in such notice, without regard to any other legal relationship, but not exceeding the amount specified in clause 3 above, if the Borrower does not fulfil its payment obligations for the Bank on time. The Bank shall notify the Joint and Several Guarantor about any default payment of the Borrower simultaneously with the notification sent to the Borrower.

6.
The Joint and Several Guarantor hereby waives any and all of its rights for indemnification or claim for reimbursement, transfer of any collateral (including pledge or mortgage) or any other payment obligation against the Borrower with respect to any payments made by the Guarantor under or in respect of this Agreement until the Bank has expressly declared that all its claims against the Borrower arising under the Uncommitted Credit Line Agreement or any Financial Transaction are fully satisfied and no further claim may arise in connection with or under the Uncommitted Credit Line Agreement and the Financial Transactions.

7.
The Joint and Several Guarantor shall ensure that all indebtedness due and payable by the Borrower to Joint and Several Guarantor, any of its affiliates or the affiliates of the Borrower under any agreement (including but not limited to any intercompany loan with the Joint and Several Guarantor) will be subordinated to the financial indebtedness under the Uncommitted Credit Line Agreement and any Financial Transaction. Subordination means inter alia that the Joint and Several Guarantor and any of its affiliates or the affiliates of the Borrower will not enforce the subordinated claim by any way (in particular by set-off, liquidation, bankruptcy, execution or lawsuit etc.) or accept of any payment under the subordinated claims. Payments being in compliance with the conditions specified in the following clause 8 are permitted and are exempted from the subordination obligation specified herein. This subordination clause shall be applicable until the total outstanding indebtedness under the Credit Facility Agreement is paid and no further utilization of loan is available under the Credit Facility Agreement.

8.
The Joint and Several Guarantor as the sole shareholder of the Borrower shall ensure that the Borrower will not repay any principal under any intercompany loan with the Joint and Several Guarantor without the prior written consent of the Bank. The Joint and Several Guarantor may request the prior written consent of the Bank to any principal repayment under any intercompany loan. For the avoidance of doubt, the Bank will consider any request for such principal repayment at its own discretion and shall not be obliged to approve such requests.

The Joint and Several Guarantor as the sole shareholder of the Borrower shall ensure that the Borrower will (i) make any interest payment under any intercompany loan with the Joint and Several Guarantor and/or (ii) declare or pay any dividend only in case the following conditions are fully and jointly met: (i) interest payment under any intercompany loan is permitted only under the intercompany loan concluded with Joint and Several Guarantor in the amount of $108,036,985 last amended July 8, 2011 (hereinafter “Owner’s Loan”) up to the maximum interest rate of seven per cent. (7%), (ii) not less than twenty per cent (20%) amounting to minimum EUR 2,720,000 of the loans under the Credit Facility Agreement is repaid, (iii) the Borrower has complied in all respects with its debt service obligations under the Uncommitted Credit Line Agreement and the Financial Transactions, (iv) the financial covenants described in the Uncommitted Credit Line Agreement are met, (v) the total amount of proposed interest on the Owner’s Loan plus proposed dividend during any fiscal year of the Borrower does not exceed the amount of the annual EBITDA (as calculated in accordance with the formula determined in the Uncommitted Credit Line Agreement in respect of the then previous fiscal year reduced by the amount of third party debt service and (vi) no default is continuing under the Uncommitted Credit Line Agreement or any Financial Transaction.

The Borrower shall not make any payment of any royalty and / or management fee unless (i) the financial covenants described in the Uncommitted Credit Line Agreement are met and (ii) the Borrower has complied in all respects with its debt service obligations under the Uncommitted Credit Line Agreement and the Financial Transactions.

For the avoidance of doubt the Parties stipulate that the payment restrictions specified in this clause 8 shall not be applied to transactions related to the delivery of goods or services on arm’s length conditions complying with the applicable transfer price regulations.

This clause 8 shall be applicable until the total outstanding indebtedness under the Credit Facility Agreement is paid and no further utilization of loan is available under the Credit Facility Agreement.

9.
Any matter not specifically governed under this Agreement is subject to the Act No. IV of 1959 on the Hungarian Civil Code (‘1959. évi IV. törvény a Polgári Törvénykönyvrõl’), the General Business Conditions (‘Általános Üzleti Feltételek’) of the Bank and the prevailing regulations pertaining to financial transactions and bank loans.

10.
The Parties shall endeavour to settle any dispute arising between them in relation to the present Agreement by way of an amicable compromise. Should nevertheless all such attempts fail, the Parties – unless it is stipulated otherwise in the subsequent paragraph of this section-shall subject themselves to the exclusive jurisdiction of the Permanent Court of Arbitration for Money and Capital Markets (‘Pénz- és Tőkepiaci Állandó Választottbíróság’), comprising of three arbitrators. According to the Act No. LXXI of 1994 on the Arbitration (‘1994. évi LXXI. törvény a választottbíráskodásról’), the present Agreement shall additionally qualify as an agreement on arbitration.

The Parties agree that claims for money arising from this agreement may as well be enforced via order for payment procedure [fizetési meghagyásos eljárás], and that if in connection with this agreement a promissory note might be issued, the Parties may also enforce their promissory-note-based claims via order for payment procedure. The Parties expressly agree that for civil proceedings arising from order for payment procedures —irrespective of whether the procedure has been started on the basis of a promissory-note-based claim or not — they shall subject themselves to the exclusive competence of the Budapest 20th, 21st and 23rd District Courts of Justice, or the Court of Justice of Győr, depending on jurisdiction.

This Agreement shall enter into force on the day of its signing by the Parties and shall replace the Joint and Several Guarantee Agreement concluded by the Parties on 10 September 2009.

The above is signed by the undersigned as legally authorised persons, being in full accord with their intentions.

Signed in Budapest, this .... day of May, 2012.

for and on behalf of Raiffeisen Bank Zrt. as the Bank	for and on behalf of Zoltek Companies, Inc. as the Joint and Several Guarantor
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